EXHIBIT 6.5

                               SUBLEASE AGREEMENT

This Sublease Agreement ("Sublease") is entered into this 31st day of May, 1999 by and between JRB ENTERPRISES, INC. d/b/a Silk, Silk, Silk, having an office at 975 South Congress Avenue, Suite 102, Delray Beach, FL 33445, (hereinafter referred to as "Sublessor") and Diversified Restaurant Holdings, Inc. (To Be Renamed "Silk Botanicals.Com, Inc."), having an office at 975 South Congress Avenue, Suite 102, Delray Beach, FL 33445 (hereinafter referred to as Sublessee). Sublessor hereby subleases and demises to Sublessee and Sublessee hereby subleases and takes from Sublessor, the Premises defined below on the terms and conditions set forth below:

1. The demised premises consist of a total of approximately 2,000 square feet, divided into 500 square feet of furnished office space located at 975 South Congress Ave., Suite 102, Delray Beach, Florida 33445, and approximately 1,500 square feet of inventory and shipping space located at 955 South Congress Ave., Delray Beach, Florida 33445 (the "Sublease Premises"), which Sublease Premises is part of a larger property as described in the Master Lease Agreement ("Master Lease"), such Master Lease described more fully in Paragraph 8 below.

2. The term of the Sublease is concurrent with the term of the Master Lease.

3. The Sublessee takes the Premises subject to all conditions, covenants and terms described in the Master Lease.

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4. (a) The Rent for the Sublease Premises for the term hereof is $10.00 per square foot per year payable in monthly installments of $1,666.67. Rent shall be paid to Sublessor at Sublessor's address as first above written.

   (b) In the event of default, the Sublessor, upon ten (10) days' written notice, shall have the right of reentry and reverter and to take such inventory valued at market price as consequential damages thereof.

5. This Sublease is subject to and conditioned upon consent of Sublessor's Landlord and shall become effective upon Landlord's execution of the consent as set forth below.

6. Sublessor and Sublessee represent and warrant, each to the other, that neither has dealt with any real estate broker or finder in connection with this Sublease Agreement.

7. Sublessee shall use and occupy the Premises for conducting its business of sales, marketing and shipping of finished artificial floral products.

8. All of the terms and conditions of the Master Lease dated July 15, 1991 between Nathan Properties, Inc., and Properties of Delray, Inc. d/b/a Nathan Delray, J.V., as Landlord and Sublessor as Tenant and as modified by the First Amendment to Lease dated February 1, 1995, and further modified by Second Amendment to Lease dated September 10, 1998, together with the Master Lease, are incorporated herein by reference, copies of which are attached hereto as Exhibit "A."

9. This Sublease is subject to the laws of the State of Florida.

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

10. Each paragraph, term or provision of this Sublease shall be considered severable and if, for any reason, any paragraph, term or provision is determined to be invalid or contrary to any existing or future law or regulation, such will not impair the operation, or effect the remaining portions, of this Sublease.

11. In the event of a breach or threatened breach by any party to this agreement, either party shall be entitled in order to maintain the status quo and seek an injunction or similar equitable relief restraining either party, as the case may be, from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed without the necessity of posting any bond or other security. The parties hereto hereby consent to the jurisdiction of the Florida state courts located in the 15th Circuit Court for any proceedings under this paragraph.

IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Sublease as of the day and date first set forth above.

Witnessed by:                   SUBLESSEE: Diversified Restaurant Holdings, Inc.
                                           (To Be Renamed "Silk Botanicals.Com,
                                           Inc.")
/s/ Gail Scheel                 By: /s/ Joseph R. Bergmann
----------------------             ----------------------------------

                                SUBLESSOR:  JRB Enterprises, Inc.
/s/ Gail Scheel                 By: /s/ Joseph R. Bergmann
----------------------             ----------------------------------

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

                               CONSENT TO SUBLEASE

As Landlord to JRB Enterprises, Inc., d/b/a Silk, Silk, Silk ("Tenant"), we hereby consent to the above and foregoing Sublease as of the day first above written.

                                        LANDLORD:   NATHAN DELRAY, J.V
                                        By: /s/ Bruce Schreiber
                                           ----------------------------------
                                        Name Printed: Bruce Schreiber
                                        Its:  Vice President

                                   EXHIBIT "A"

                                      LEASE

                LINPRO DELRAY COMMERCE CENTRE LIMITED PARTNERSHIP

                                                  Landlord,

                                      -and-

                              JRB ENTERPRISES, INC.
                            D/B/A SILK, SILK, SILK

                                                  Tenant.

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                                TABLE OF CONTENTS

ARTICLE                                                                 PAGE

  1.    Project                                                          3
  2.    Building                                                         3
  3.    Location                                                         3
  4.    Rental Term                                                      3
  5.    Rental Amount                                                    3
  6.    Security Deposit                                                 3
  7.    Estimated Occupancy Date                                         3
  8.    Rental Commencement Date                                         3
  9.    Rentable Area/Premises                                           3
  10.   Broker                                                           3
  11.   Permitted Use                                                    3
  12.   Tenant's Allocated Share                                         4
  13.   Notice Address/Contact                                           4
  14.   Definition of Landlord                                           4
  15.   Definition of Tenant                                             4
  16.   Construction by Landlord                                         4
  17.   Additional Rent                                                  4
  18.   Rental Amount and Security Deposit                               7
  19.   Late Charge and Interest on Overdue Rent                         7
  20.   Utilities                                                        7
  21.   Maintenance of Premises                                          8
  22.   Damage by Fire, Etc.                                             8
  23.   Eminent Domain                                                   9
  24.   Assignment and Subletting                                        9
  25.   Subordination and Attornment                                    10
  26.   Tenant's Certificate                                            11
  27.   Indemnity                                                       11
  28.   Landlord's Access to Premises                                   11
  29.   Vacancy                                                         11
  30.   Surrender of Possession                                         11
  31.   Governmental Regulation                                         12
  32.   Mechanic's Liens                                                12
  33.   Tenant's Defaults and Landlord's Remedies                       12
  34.   Notices                                                         15
  35.   Brokers                                                         15
  36.   Applicable Law                                                  15
  37.   Signs                                                           15
  38.   Waste                                                           15
  39.   Gender                                                          15
  40.   Joint and Several Liability                                     15
  41.   Captions                                                        15
  42.   No Partnership                                                  15
  43.   Entire Agreement                                                16
  44.   Substitution Space                                              16
  45.   Miscellaneous                                                   17
  46.   Exhibits and Attachments                                        17
  47.   Special Provisions                                              17
        Addendum A                                                      19
        Exhibit A - Legal Description                                   20
        Exhibit B - Site Plan                                           21
        Exhibit C - Tenant Improvements & Signage                       22
        Exhibit D - Building Rules & Regulations                        23

                                  LEASE AGREEMENT

         THIS LEASE AGREEMENT ("Lease") is made this 15th day of JULY, 1991, between LINPRO DELRAY COMMERCE CENTRE LIMITED PARTNERSHIP with offices at 975 SOUTH CONGRESS AVENUE, SUITE 102, DELRAY BEACH, FLORIDA 33445 ("Landlord"), and JRB ENTERPRISES, INC., a FLORIDA CORPORATION with offices at 901 EAST SAMPLE ROAD, #G, POMPANO BEACH, FL 33064 ("Tenant").

         Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, for the rental term and upon the covenants and conditions herein stated, the rental space and appurtenances, if any (the "Premises") located at 975 SOUTH CONGRESS AVENUE SUITE 102, DELRAY BEACH, FLORIDA 33445, described in Exhibit "A" attached hereto.

        1.  PROJECT.  Delray Commercial Centre.

        2.  BUILDING. "A"

        3. LOCATION. 975 South Congress Ave., Suite 102, Delray Beach, Florida 33445.

        4.  RENTAL TERM. The Rental Term is five (5) years (60) months.

        5.  RENTAL AMOUNT. The annual Rental Amount during the Rental Term is:
Fifty one thousand, four hundred forty-eight dollars and 68/100 ($51,448.68) per annum paid in monthly installments of four thousand, two hundred eighty-three dollars and 39/100 ($4.283.39), subject to provisions of Addendum "A" Paragraph 1 attached hereto and made a part hereof, beginning on the rental commencement date as set forth in Article 8 below, plus estimated operating expenses and applicable state sales tax. All rental payments shall be made to Landlord at Landlord's address aforesaid or to such other payee and/or such other place as Landlord by ten (10) days' notice shall designate to Tenant.

        6. SECURITY DEPOSIT. Six thousand, three hundred forty-five and 52/100 ($6,345.52).

        7.  ESTIMATED OCCUPANCY DATE. November 1, 1991.

        8.  RENTAL COMMENCEMENT DATE. Upon occupancy.

        9. RENTABLE AREA/PREMISES. 4,857 sf, Suite 102 - Building "B" "BUILDING", plus approximately 5,817 sf warehouse expansion = 10,674 total sf (as outlined in Exhibit "B" attached hereto).

        10. BROKER. Merin Realty.

        11. PERMITTED USE. The Premises shall be used only for office, industrial, warehousing and retail purposes as provided for under the MIC - Mixed Industrial and Commercial Zoning Code of Delray Beach, Florida as it may be amended from time to time. No part of the Premises shall ever be used or caused to be used for any residential or other non-business purpose. All operations shall be performed and carried out entirely within the Premises and in such a manner that the enclosed operations and uses do not cause or produce a nuisance to other portions of the Project, such as, but not limited to, vibration, sound, electromechanical disturbance and radiation, electromagnetic disturbance, radiation, air or water pollution, dust or emission of odors, toxic or non-toxic matter.

         Prohibited uses shall be those as set forth in the MIC -- Mixed Industrial and Commercial Zoning Code of Delray Beach, Florida as it may be amended from time to time.

         Tenant's use of the Premises and rights therein shall be subject to all applicable laws and governmental regulations, and to all reasonable requirements of the insurer of the Premises or the Building of which the Premises are a part.

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

         12. TENANT'S ALLOCATED SHARE. 15.15% of 70,380 sf Premises (also referred to as "Tenant's Project Proportionate Share"); 30.3% of 35,190 sf Building (also referred to as "Tenant's Building Proportionate Share"), to be adjusted subject to actual sf, per paragraph 1, Addendum A.

         13. NOTICE ADDRESS/CONTACT. Joseph R. Bergmann, President & CEO, JRB Enterprises, Inc. 901 East Sample Road, #G, Pompano Beach, FL 33064.

         14. DEFINITION OF LANDLORD. The word "Landlord" is used herein to include the Landlord named above and any subsequent owner of the Premises, as well as their respective heirs, personal representatives, successors and assigns, each of whom shall have the same rights, remedies, powers, authorities and privileges as he would have had had he, it or they originally signed this Lease as Landlord; but any owner of the Premises, whether or not named herein, shall have no liability hereunder after it or he ceases to hold title to the real estate, except for obligations which may have theretofore accrued; and in all events, Tenant shall look solely to the Premises and rents derived therefrom for enforcement of any obligation hereunder or by law assumed or enforceable against Landlord.

         Tenant agrees that the obligations of Landlord under and with respect to this Lease do not constitute personal obligation of Landlord, or any of its partners, and shall not create or involve any claim against, or personal liability on the part of any of them, and that Tenant will look solely to Landlord's interest in the Premises for satisfaction of any liability of Landlord in respect to this Lease.

         15. DEFINITION OF TENANT. The word "Tenant" is used herein to include each and everyone of the firm or firms or persons named above as Tenant, jointly and severally, as well as the heirs, personal representatives, or successors and assigns of same, each of whom shall be under the same obligations, liabilities and disabilities and have only such rights, privileges and powers as he, it or they would have possessed as if original signatories to this Lease as Tenant.

         16. CONSTRUCTION BY LANDLORD.

             a. Landlord shall construct, alter or improve the Premises in substantial conformity with the plans, and outline specifications, if any, on Exhibit "C" attached hereto and which are herein incorporated by reference and thereupon following Landlord's request and provision to Tenant of a copy of a Certificate of Occupancy therefor, Tenant shall accept said Premises. If any revision or supplement to such plans or outline specifications are deemed necessary by Landlord, those revisions and supplements shall be submitted to Tenant for approval which approval shall not be unreasonably withheld or denied.

             b. The Premises shall be substantially completed by the Estimated Occupancy Date, adjusted, however, by that period, if any, equal to the aggregate time lost by Landlord due to strikes or other labor disputes, intervening governmental restrictions, scarcity of labor or materials, war or other national emergency, accidents, floods, fires or other casualties, weather conditions, or any cause similar or dissimilar to the foregoing which is beyond the reasonable control of Landlord. However, should Landlord fail to provide existing Suite 102 by 10/1/91, then Tenant shall have option to cancel this lease. Also, should Landlord fail to provide the warehouse expansion space (#8 on Exhibit B) according to Exhibit C of this Lease by 1/31/92, then Tenant shall have the option to cancel this Lease. Landlord also agrees to apply for building Permit within two (2) weeks of Lease execution and complete demising wall cut-through within thirty (30) days after receipt of Building Permit.


         17. ADDITIONAL RENT. As Additional Rent, Tenant shall pay to Landlord, as set forth in subparagraph (e) below, Tenant's Building Proportionate Share and/or Tenant's Project Proportionate Share, as applicable, of the following charges: Tenant's estimated 1991 additional rent is set at $1.91/sf at the inception of this Lease.

             a. TAXES. Tenant's Building Proportionate Share of all taxes, assessments and other governmental charges ("impositions"), including, without limitation, special assessments for public improvements, which are levied or assessed against the Building during the Rental Term or, if levied or assessed prior or subject to the Rental Term, which properly are allocable to the Rental Term because part of the period for which the imposition is levied or assessed is included in the Rental Term,

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

             and funds expended for the purposes of appealing real estate taxes or any other impositions. Notwithstanding the foregoing, if such impositions are levied or assessed against the Project of which the Building is a part, Tenant shall pay Tenant's Project Proportionate Share of such impositions. If such impositions are levied or assessed against a portion of the Project of which the Building is a part, Tenant shall pay Tenant's prorata share of Tenant's Project Proportionate Share of such impositions. If Tenant fails to pay to Landlord any impositions required to be paid by Tenant by the terms of this Lease at the time specified herein and such failure causes Landlord to be overdue in the payment of said impositions to the lawful authority imposing the same, Tenant shall pay to Landlord, as Additional Rent, any interest or penalty incurred by Landlord due to the delay in payment of such impositions. The foregoing is in addition to and not a limitation of any other remedies of Landlord provided in this Lease.

             Nothing herein contained shall be construed to include as "impositions" any inheritance, estate, succession, transfer, gift, franchise, corporation, net income or profit tax or capital levy that is or may be imposed upon Landlord; provided, however, that if at any time during the Rental Term the method of taxation prevailing at the commencement of the Rental Term shall be altered so that in lieu of or as a substitute for the whole or any part of the impositions now levied, assessed or imposed on the Building and/or the Project, or any part thereof, there shall be levied, assessed or imposed (i) a tax on the rents received from the Premises.

             b. INSURANCE PREMIUMS. Tenant's Building Proportionate Share of all premiums paid or payable by Landlord for insurance shall be as follows:

                (1) Fire and extended coverage insurance of the Building in the amount of the replacement cost thereof (including demolition and debris removal);

                (2) Insurance against Landlord's rental loss or abatement, from damage to or destruction of the Building from fire or other casualty, in the amount of the rental, impositions and insurance premiums payable by all tenants of the Building during the year immediately succeeding such damage or destruction, as reasonably determined by Landlord;

                (3) Landlord's comprehensive liability insurance (including bodily injury and property damage) and boiler insurance in such amounts as Landlord may reasonably require; and

                (4) Such other insurance in such amounts as any reputable mortgage lending institution holding a mortgage on the Building may require.

             Notwithstanding the foregoing, if any insurance covers the Project of which the Building is a part, Tenant shall pay Tenant's Project Proportionate Share of the insurance premium. If coverage period of any such insurance obtained by Landlord commences before or extends beyond the Rental Term, the premium therefor shall be paid by Landlord. If any such insurance is provided by blanket coverage, the part of the premium therefor allocated to the Premises shall be prorated, based upon percent of occupancy as set forth in Paragraph 12 - Tenant's Allocated Share. Should Tenant's occupancy or use of the Premises at any time cause an increase in such insurance premiums on the Building and/or on the Project, Tenant shall pay to Landlord the entire amount of such increase as Additional Rent hereunder. Notwithstanding any contribution by Tenant to the cost of insurance premiums, as provided herein, Tenant acknowledges that it has no right to receive any proceeds from any such insurance policies carried by Landlord and that such insurance will be for the sole benefit of Landlord with no coverage for Tenant for any risk insured against. Further, Landlord shall be under no obligation to insure any alterations, installations,

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

             changes, fixtures, decorations, replacements, additions or improvements made or installed in the Premises by or on behalf of Tenant.

             To the extent consistent with the provisions of the fire and extended coverage insurance policies aforesaid, Landlord hereby releases Tenant and Tenant hereby releases Landlord from liability for loss or damage on or to the Premises covered by said policies, excluding negligence by either party.

             Tenant shall obtain and keep in effect throughout the Rental Term, an insurance policy or policies insured by any insurance carriers licensed to do business in the State of Florida, providing general public liability insurance claims for personal injury (including death) and property damage in amounts of not less than $1,000,000.00 combined single limit for bodily injury (including death) or property damage or a combination thereof. Such insurance shall not be subject to cancellation without at least ten (10) days' prior notice to all insureds, and shall name Landlord and Tenant as insureds and, if requested by Landlord, shall also name as an additional insured any mortgagee or holder of any mortgage which may be or become a lien upon any part of the Building or the Project. Prior to the commencement of the Rental Term, Tenant shall provide Landlord with certificates or copies of the policy or policies of insurance to be maintained by Tenant as herein referred to, with evidence that the premium(s) have been paid in full for the policy period(s). Tenant also shall furnish to Landlord throughout the Rental Term, replacement certificates or copies of renewal policies, together with evidence of like premium payment, at least ten (10) days prior to the expiration date(s) of the then current policy or policies.

             c. COMMON AREA PRORATA CHARGES. Tenant's Project Proportionate Share of the actual cost and expenses excluding capital expenditures incurred by Landlord during the Rental Term in the maintenance, repair and operation of the common areas of the Project, including, without limitation, the cost of maintaining and repairing the driveways, parking areas and landscaping of the land of which the Premises are a part and the removal of trash, rubbish and other refuse therefrom; the cost of all common utilities; the cost of guard and/or security service for the Project, if utilized; the cost of personnel to implement such services, to direct parking and to police the common facilities; and the cost of maintaining and repairing sewers and utility lines. Landlord will designate a management services company to provide for all common area maintenance of the Project and management of the Project. Such management services may be provided by an affiliate of Landlord. As part of the Additional Rent, Tenant shall pay Tenant's Project Proportionate Share for such management services, including the cost of accounting services necessary to compute and keep record of the rents and charges payable by tenants of the project, and any related management service fees.

             d. BUILDING COSTS. Tenant's Building Proportionate Share of the actual costs and expenses incurred by Landlord during the Rental Term in the maintenance, repair and operation of the Building, together with any and all fixtures and appurtenances thereto.

             e. ESTIMATE AND PAYMENT OF ADDITIONAL RENT. In addition to the Rental Amount, each month during the Rental Term, Tenant shall pay to Landlord, in advance, one-twelfth (1/12) of the annual amount of taxes, insurance, common area charges, building costs and all other sums to be paid by Tenant to Landlord as Additional Rent pursuant to this Lease, as such annual sums to be due from Tenant may be estimated from time to time by Landlord acting reasonably and in good faith. Such estimate may be adjusted periodically by Landlord, and Tenant shall pay installments of Additional Rent according to such estimate or any adjustments thereto. Periodically, but no less often than once every twelve (12) months, on a date selected by Landlord, Landlord shall certify to Tenant the actual expense incurred by Landlord for taxes, insurance, common area charges, building costs and other costs and expenses for which tenant is required to reimburse Landlord as set forth in this Lease, whereupon such actual expenses shall be compared to payments made by Tenant pursuant to Landlord's estimate of such expenses and an appropriate adjustment shall be made, i.e., if Tenant's Building

             Proportionate Share and/or Tenant's Project Proportionate Share, as appropriate, of such actual expenses for the applicable time period exceeds the actual sums paid by Tenant pursuant to Landlord's estimate of such expenses for the applicable time period, the difference shall be paid forthwith by Tenant to Landlord and if Tenant's Building Proportionate Share and/or Tenant's Project Proportionate Share, as appropriate, of such actual expenses for the applicable time period is less than the actual sums paid by Tenant pursuant to Landlord's estimate of such expenses for the applicable time period, the difference shall be paid forthwith by Landlord to Tenant. For the protection of Tenant, Landlord shall maintain books of account which shall be open for inspection by Tenant and Tenant's representative for thirty (30) days after billing for Additional Rent, at all reasonable times, so that Tenant can determine that such Additional Rent costs, have, in fact, been paid or incurred by Landlord.

             f. Notwithstanding anything to the contrary above, if such charges (or portion thereof) as set forth in this Paragraph 17 are directly related to Tenant's occupancy of the Premises, then Tenant shall be fully responsible for the same to the extent of said direct relationship.

         18. RENTAL AMOUNT AND SECURITY DEPOSIT.

             a. Tenant shall pay to Landlord, without notice or demand, and without setoff, the Rental Amount payable in the monthly installments of Rent as set forth in Paragraph 5, in advance on the first day of each calendar month during the Term. The Rental Amount and all other sums payable by Tenant to Landlord hereunder shall be paid in lawful currency of the United States of America to Landlord at the address listed above, or to such other person and at such other place as Landlord may from time to time designate in writing.

             b. Tenant also has paid on execution hereof a Security Deposit in the amount shown in Paragraph 6. In the event of Tenant's default, Landlord may use or apply all or any part of said Security Deposit to cure the default, in whole or in part, and also to defray any expenses reasonably incurred by Landlord by reason of the default. To the extent that the Security Deposit is thus utilized and if this Lease, notwithstanding the default, continues in force and effect, Tenant agrees to pay to Landlord within ten (10) days of demand by Landlord, an additional sum to replenish the Security Deposit to the amount stated in Paragraph 6, and such additional payment also shall be deemed part of Tenant's Security Deposit and available for use or application as aforesaid in the event of Tenant's default.

             The aforesaid Security Deposit shall not be considered to be a payment of any of Tenant's obligations hereunder (and in no event shall it be available to Tenant for application in payment of any installment of the Rental Amount or Additional Rent); and the same is not held in trust by Landlord and may be reflected as a debt owing Tenant as follows: upon expiration of the Rental Term, provided Tenant has performed its obligations hereunder including, but not limited to, payment of all Rental Amount(s), Additional Rent and other charges due Landlord and has maintained the Premises in good order and condition, Landlord shall refund such Security Deposit without interest (or the balance not expended or applied as aforesaid) to Tenant within thirty (30) days following expiration of the Rental Term.

         19. LATE CHARGE AND INTEREST ON OVERDUE RENT. If any installment of Base Rent or Additional Rent is not received within fifteen (15) days after the due date thereof (without in any way implying Landlord's consent to such late payment), Tenant agrees to pay Landlord the Late Charge, of $250 per installment, in addition to said installment of Base Rent or Additional Rent, it being understood that the Late Charge shall constitute liquidated damages and such liquidated damages shall be solely for the purpose of reimbursing Landlord for the additional costs and expenses which Landlord presently expects to incur in connection with the handling and processing of late payments of Base Rent and/or Additional Rent. Landlord and Tenant agree that in the event of any such late payment by Tenant, the damages resulting to Landlord will be difficult to ascertain precisely, and that the Late Charge constitutes a reasonable and good faith estimate by the parties of the extent of such damages. In addition to the Late Charge, Tenant agrees to pay Landlord interest, at the Overdue Rent interest

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

rate of 1 1/2% per month, on any installment of Base Rent or Additional Rent not paid within thirty (30) days after the due date thereof, which interest shall accrue from the due date to the date of payment. Notwithstanding the foregoing, the Late Charge shall not apply to any sum which may have been advanced by Landlord to or for the benefit of Tenant pursuant to any provision of this Lease, it being understood that such sum shall bear interest, which Tenant agrees to pay Landlord, at the interest rate specified in such provision.

         20. UTILITIES. Tenant shall pay, when due, all charges by public authority or private utility for any and all water, sewer, electric, gas and other utility service to the Premises during the Rental Term, not payable in the first instance by Landlord, and if such charges are payable by Landlord in the first instance, Tenant shall reimburse Landlord for Tenant's prorate share of such charges, as determined by Landlord, within fifteen (15) days of Landlord notifying Tenant of the amount of said charges.

         21. MAINTENANCE OF PREMISES. Tenant is responsible for maintaining the Premises, except as otherwise provided herein. Tenant, at Tenant's sole expense, shall maintain the Premises in good order and condition and make all repairs and replacements necessary or appropriate for heat, air-conditioning, plumbing and electrical systems or equipment contained within the Premises. Landlord shall provide Tenant with a first year warranty on said systems in the instance of a newly constructed building.

         Tenant shall make no alterations or additions to the Premises or erect any exterior signs other than a building standard Tenant sign (if any) provided by Landlord or as may be made with Landlord's prior written consent. All alterations or additions made with such consent shall be part of the Premises and the property of Landlord, subject to the terms of this Lease unless otherwise provided by the instrument of consent. Tenant's trade fixtures/signage not provided byh Landlord, equipment or other personal property placed on the Premises may be removed by Tenant at any time during the Rental Term; but if installation of any of same in or on the Premises or the removal therefrom of any thereof could deface the Premises, Landlord's written consent to installation must first be procured and, upon removal, all damage to the Premises caused thereby shall be fully repaired promptly by Tenant at Tenant's expense. There shall be no outside storage of any kind whatsoever. Notwithstanding anything to the contrary contained herein, Tenant shall not be responsible for roof or structural maintenance except to the extent the same may be occasioned by Tenant's negligence.

         22. DAMAGE BY FIRE, ETC. Except as provided below, in case of damage to the Premises by fire or other insured casualty, Landlord shall repair the damage. Such repair work shall be made with due diligence, taking into account the time required for Landlord to effect a settlement with and procure insurance proceeds from the insurer, except for delays due to governmental regulations, scarcity of or inability to obtain labor or material, intervening Acts of God or other similar or dissimilar causes beyond Landlord's reasonable control.

             a. Notwithstanding the foregoing, if (i) the damage is of a nature or extent that, in Landlord's reasonable judgement, the repair and restoration work would require more than thirty (30) consecutive days to complete after commencement of work and assuming the use of normal work crews not engaged in overtime, or (ii) if more than thirty percent (30%) of the total area of the Building is extensively damaged, Landlord shall have the right to terminate this Lease and all the unaccrued obligations of the parties thereto, by sending written notice of such termination to Tenant within thirty (30) days of Landlord's knowledge of such damage, the notice to specify a termination date no less than fifteen (15) days after its transmission unless Tenant shall have vacated the Premises because the nature or extent of the damage rendered the Premises untenantable, and by notice in writing to Landlord within
             (5) days thereafter elects to make same retroactive to the date of such vacation of the Premises.

             b. If the insurance proceeds received by Landlord (excluding any rent insurance proceeds) would not be sufficient to pay for repairing the damage or are required to be applied on account of any mortgage which encumbers any part of the Premises or Building, or if the nature of loss is not covered by Landlord's fire insurance coverage, Landlord may elect either to (i) repair the damage as above provided notwithstanding such fact or (ii) terminate this Lease, by giving Tenant, within thirty (30) days after Landlord's knowledge of the damage and determination of availability or sufficiency of insurance proceeds, notice of Landlord's election
             - and if the election be to terminate - at least fifteen (15) days' prior notice specifying the termination date. Notwithstanding anything to the contrary in this Paragraph 22, if Premises are damaged to such an extent as to prevent Tenant's normal business operation and such damage is not repaired such that Tenant's normal business operations can resume within thirty (30) days of the date of such damage. Tenant may elect to terminate this Lease.

             c. To the extent that Landlord receives rent insurance proceeds attributable to the Premises and for the period during which it was damaged, (which insurance Landlord agrees to maintain) Tenant's obligations to continue to pay the Rental Amount and Additional Rent on a current basis shall not be affected by damage to or destruction of the Premises or any part thereof, regardless of cause; and so long as this Lease continues in force and effect, there shall be no abatement, diminution or reduction of the Rental Amount(s) or Additional Rent by reason thereof, except to the extent that such damage materially or substantially hinders or prevents Tenant's normal operation of business.

         23. EMINENT DOMAIN. Except as legally entitled, Tenant hereby assigns to Landlord all rights to compensation or damages, if any, sustained as Tenant on condemnation of the Premises in whole or in part under power of eminent domain; but Landlord shall pay to Tenant from the condemnation award, if and when received by Landlord, the amount, if any, by which such award was increased by virtue of condemnation of equipment, fixtures and/or improvements which Tenant, on termination of the Rental Term, is entitled to remove.

         If such condemnation of the Premises reduces the floor area of the Premises available for Tenant's use by more than twenty-five percent (25%) or renders the part thereof not condemned permanently untenantable, either party hereto, by thirty (30) days' notice to the other, may terminate this Lease; but if the Lease is not so terminated, Landlord shall make such repairs, if any, as are reasonably necessary to restore the part thereof not condemned to tenantable condition. Landlord, in so doing, shall not be required to expend more than the net amount received by Landlord in the condemnation proceedings for damage to such part of the Premises not condemned unless Tenant pays the amount of the excess of expenditure and, before commencement of the restoration repairs, provides Landlord with reasonable security for such payment by Tenant. Restoration repairs, if made, shall begin promptly after Tenant vacates the part of the Premises '; condemned and be completed with reasonable diligence, subject, however, to delays incident to governmental regulation, unavailability of material or labor and other causes beyond the Landlords' control.

         24. ASSIGNMENT AND SUBLETTING.

             a. Tenant shall not, without prior written consent of Landlord and such consent will not be unreasonably withheld, (i) assign or in any manner transfer this Lease or any estate or interest therein, or (ii) permit any assignment of this Lease or any estate or interest therein by operation of law, or (iii) sublet the Premises or any part thereof, or (iv) grant any license, concession or other right of occupancy of any portion of the Premises or (v) permit the use of the Premises by any parties other than Tenant, its agents and employees. Any such acts without Landlords's prior written consent shall be void and of no effect. Consent by Landlord to one or more assignments or sublettings shall not operate as a waiver of Landlord's rights as to any subsequent assignments and sublettings. Notwithstanding any assignment or subletting, Tenant and any guarantor of Tenant's obligations under this Lease shall at all times remain fully responsible and liable for the payment of the Rental Amount(s) and Additional Rent herein specified and for compliance with all of Tenant's other obligations under this Lease. If an Event of Default, as herein defined, should occur while the Premises or any part hereof are then assigned or sublet, Landlord, in addition to any other remedies herein provided by law, may at its option collect directly from such assignee of subtenant all Rental Amount(s) becoming due to Tenant under such assignment or sublease and apply such Rental Amount(s) against any sums due to Landlord by Tenant hereunder, and Tenant hereby authorizes and directs any such assignee or subtenant to make such payments of rent directly to Landlord upon receipt of notice from Landlord. No direct collection by Landlord from any such assignee or subtenant shall be construed to constitute a novation or a release of Tenant or any guarantor of Tenant from the further performance of its assignee, subtenant or occupant of the Premises and shall not be deemed a waiver of the covenant in this Lease contained against assignment and subletting or a release of Tenant under this Lease. The receipt by Landlord from any such assignee or subtenant obligated to make payments of the Rental Amount(s) and/or Additional Rent shall be a full and complete release, discharge, and acquittance to such assignee or subtenant to the extent of any such amount of the Rental Amount(s) and/or Additional Rent so paid to Landlord. Landlord is authorized and empowered on behalf of Tenant to endorse the name of Tenant upon any check, draft, or other instrument payable to Tenant evidencing payment of such rent, or any part thereof, and to receive and apply the proceeds therefrom in accordance with the terms hereof. Excluding inventory, Tenant shall not mortgage, pledge or otherwise encumber its interest in this Lease or in the leased Premises.

             b. If Tenant requests Landlord's consent to an assignment of the Lease or subletting of all or part of the Premises, it shall submit to Landlord, in writing, the name of the proposed assignee or subtenant and the nature and character of the business of the proposed assignee or subtenant, the term, use, rental rate and other particulars of the proposed subletting or assignment, including, without limitation, evidence satisfactory to Landlord that the proposed subtenant or assignee is financially responsible and will immediately occupy and thereafter use the Premises (or any sublet portion thereof) for the remainder of the Rental Term (or for the entire term of the sublease, if shorter). Landlord shall have the option (to be exercised within thirty (30) days from submission of Tenant's written request) to cancel this Lease (or for the applicable portion thereof as to a partial subletting) as of the commencement date stated in the above-mentioned subletting or assignment. If Landlord elects to cancel this Lease, as herein provided, then the Rental Term of this Lease, and the tenancy and occupancy of the Premises by Tenant thereunder, shall cease, terminate and expire, with respect to that portion of the Premises so assigned or sublet as if the cancellation date were the original termination date of this Lease and Tenant shall pay to Landlord all costs or charges which are the responsibility of Tenant hereunder with respect to that portion of the Premises so assigned or sublet, and Tenant shall, at its own cost and expense, discharge in full any outstanding commission obligation to Landlord with respect to this Lease, or any part hereof cancelled. Thereafter Landlord may lease the Premises to the prospective subtenant or assignee without liability to Tenant. If Landlord does not thus cancel this Lease, the terms and provisions of Paragraph (a) hereof will apply.

             c. If Landlord consents to any subletting or assignment by Tenant as hereinabove provided, and subsequently any rents received by Tenant under any such sublease are in excess of the Rental Amount(s) payable by Tenant under this Lease, or any additional consideration is paid to Tenant by the assignee under any such assignment, then Landlord may, at its option, either (i) declare such excess rents under any sublease or such additional consideration for any assignment to be due and payable by Tenant to Landlord as Additional Rent hereunder, or (ii) elect to cancel this Lease as provided in Sub-paragraph b hereof.

             d. Landlord shall have the right to transfer, assign and convey, in whole or in part, the Building and any and all of its rights under this Lease, and in the event Landlord assigns its rights under this Lease, Landlord shall thereby be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of the Landlord for performance of such obligations.

         25. SUBORDINATION AND ATTORNMENT.

             a. This Lease shall be subject and subordinate at all times to the lien, security interest and assignment of any mortgages now or hereafter placed upon the Premises or the Building and land of which they are a part without the necessity of any further instrument or act on the part of Tenant to effectuate such subordination. Tenant further agrees to execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage and such further instrument or instruments of attornment as shall be desired by any mortgagee or proposed mortgagee or by any other person. Tenants failure to execute and deliver such further instruments on demand shall be deemed Tenant's approval and confirmation of the contents and effect thereof. Notwithstanding the foregoing, any mortgagee may at any time subordinate its mortgage to this Lease, without Tenant's consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution and delivery, and in that event such mortgagee shall have the same rights with respect to this Lease as though it had been executed prior to the execution and delivery of the mortgage.

             b. In the event the Landlord shall be or is alleged to be in default of any of its obligations owing to Tenant under this Lease, Tenant agrees to give to the holder of any mortgage (collectively the "Mortgagee") now or hereafter placed upon the Premises or the Building and land, notice by registered mail of any such default notice of which default Tenant shall have served upon the Landlord, provided that prior thereto Tenant has been notified in writing (by way of Notice of Assignment of Rents and/or Leases or otherwise) of the name and addresses of any such Mortgagee. Tenant shall not be entitled to exercise any right or remedy as there may be because of any default by Landlord without having given such notice to the Mortgagee; and Tenant further agrees that if Landlord shall fail to cure such default: (i) the Mortgagee shall have an additional thirty (30) days (measured from the later of the date on which the default should have been cured by Landlord or the Mortgagee's receipt of such notice from Tenant) within which to cure such default, provided that Mortgagee may take additional reasonable time if such default be such that the same could not be cured within such thirty (30) day period and Mortgagee is diligently pursuing the remedies necessary to effectuate the cure (including, but not limited to, foreclosure proceedings if necessary to effectuate the cure); and (ii) Tenant shall not exercise any right or remedy as there may be arising because of Landlord's default, including, but not limited to, termination of this Lease as may be expressly provided for herein or available to Tenant as a matter of law, if the Mortgagee either has cured the default within such thirty (30) day period, or as the case may be, has initiated the cure of same within such thirty (30) day period and is diligently pursuing the cure of same as aforesaid. Where Landlord has failed to cure a default, and an emergency exists, Tenant shall have the option to remedy default and deduct costs together with any reasonable attorney's fees.

         26. TENANT'S CERTIFICATE. Tenant agrees at any time and from time to time, within five (5) days after Landlord's written request, to execute, acknowledge and deliver to Landlord a written instrument in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that it is in full force and effect as modified and stating the modifications), and the dates in which the Rental Amount(s), Additional Rent and other charges have been paid in advance, if any, and stating whether or not to the best knowledge of the signer of such certificate, Landlord is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge. It is intended that any such certification and statement delivered pursuant to this Section may be relied upon by any prospective purchaser of the fee or any mortgagee thereof or any assignee of Landlord's interest in this Lease or of any mortgage upon the fee of the Premises or any part thereof.

         27. INDEMNITY. Tenant shall indemnify and hold harmless Landlord from and against any and all claims arising from Tenant's use of the Premises, or from the conduct of Tenant's business or from any activity, work or things done, permitted or suffered by Tenant in or about the Premises or elsewhere and shall further indemnify and hold harmless Landlord from and against any and all claims arising from any breach or default in the performance of any obligation of Tenant's part to be performed under the terms of this Lease, or arising from any negligence of the Tenant, or any of the Tenant's agents, contractors, or employees, and from and against all costs, attorney's fees, expenses and liabilities incurred in the defense of any such claim or any action or proceeding brought thereon, and in case any action or proceeding shall be brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, shall defend the same at Tenant's expense.

         Excluding Landlord negligence, Tenant shall indemnify and save harmless the Landlord against and from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses which may be imposed upon or incurred by, or asserted against Landlord by reason of: (i) loss of life, personal injury and/or damage to property occurring in or about, or arising out of the Premises, adjacent sidewalks and common areas appurtenant to the Building or occasioned wholly or in part by reason of any negligent act or omission of Tenant, its agents, contractors, invitees or employees and (ii) any failure on the part of Tenant to keep, observe and perform any of the terms, covenants, agreements, conditions or limitations contained in this Lease on Tenant's part to be kept, observed and performed.

         28. LANDLORD'S ACCESS TO PREMISES. At any reasonable time and in a reasonable manner, Landlord may inspect the Premises and show same to prospective purchasers, lienholders and others having a legitimate interest therein and enter the Premises for any purpose of this Lease. Landlord may also place, in reasonable locations on the Premises, notices for sale or lease thereof or any part thereof such notice not to exceed 3' x 3' at any time within nine (9) six (6) months before expiration of the Rental Term.

         29. VACANCY. Tenant shall neither vacate the Premises nor permit same to become unoccupied at any time during the Rental Term without prior notification to Landlord and in conformance with all other obligations under this Lease.

         30. SURRENDER OF POSSESSION. Tenant shall surrender the Premises to Landlord in the condition in which Tenant is required to keep same hereunder, with all signs, trade FLxtures, equipment and other property that the Tenant is entitled hereunder to retain removed therefrom without damage thereto.

         31. GOVERNMENTAL REGULATION. Tenant, throughout the Rental Term, shall fully comply with all laws and governmental regulations applicable to the Premises. Tenant may legally contest the validity or applicability of any such law or regulation provided, however, that such contest does not jeopardize the Premises or Landlord's interest therein and that Tenant indemnifies Landlord against all loss, cost and expense incident to such contest or resulting therefrom.

         32. MECHANICS' LIENS. Tenant will not voluntarily suffer or permit any mechanics', laborers' or materialmens' liens to be filed against the Premises or any part thereof by reason of work, labor services or materials supplied or claimed to have been supplied to Tenant; and if any mechanics', laborers' or materialmens' lien shall at any time be filed against the Premises or any part thereof, Tenant, within fifteen (15) days after notice of the filing thereof, shall cause it to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Tenant shall fail to cause such lien to be discharged within the period aforesaid, then in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge it either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding proceedings. Any amount so paid by Landlord, plus all of Landlord's costs and expenses associated therewith, shall constitute Additional Rent payable by Tenant under this Lease and shall be paid by Tenant to Landlord on demand. Pursuant to the provisions of Florida Statute 713.10, the interest of the Landlord shall not be subject to the liens for improvement made by the Tenant.

         Nothing contained in this Lease shall be deemed or construed in any way as constituting consent by Landlord for the making of any alterations or additions by Tenant.

         33. TENANT'S DEFAULTS AND LANDLORD'S REMEDIES. If (i) Tenant fails to pay an installation of the Rental Amount(s) or any amount of Additional Rent when due and such failure continues for a period of ten (10) days after notice from Landlord, (ii) Tenant vacates the Premises or permits the same to be unoccupied, as aforesaid, (iii) Tenant fails to observe or perform any of the other Tenant's agreements herein contained and such failure continues after notice for more than thirty (30) days and such additional time, if any, as is reasonably necessary to cure such failure, (iv) Tenant makes any assignment, excluding inventory, for the benefit of creditors, (v) Tenant commits an act of bankruptcy or files a petition or commences any proceeding under any bankruptcy or insolvency law, (vi) a petition is filed or any proceeding is commenced against Tenant under any bankruptcy or insolvency law and such petition or proceeding is not dismissed within thirty (30) days, (vii) Tenant is adjudicated a bankrupt, (viii) Tenant by any act indicates its consent to, approval of or acquiescence in, or a court approves, a petition filed or proceeding commenced against Tenant under any bankruptcy or insolvency law, (ix) a receiver or other official is appointed for Tenant or for a substantial part of Tenant's assets or for Tenant's interests in this Lease, (x) any attachment or execution against a substantial part of Tenant's assets or of Tenant's interests in this Lease remains unstayed or undismissed for a period of more than ten (10) days, or (xi) a substantial part of Tenant's assets or of Tenant's interest in this Lease is taken by legal process in any action against Tenant, then, in any such event, an Event of Default shall be deemed to exist and Tenant shall be in default hereunder. If an Event of Default shall occur, the following provisions shall apply and Landlord shall have the rights and remedies set forth therein which rights and remedies may be exercised upon or at any time following the occurrence of an Event of Default unless, prior to such exercise, Landlord shall agree in writing with Tenant that the Event(s) of Default has been cured by Tenant in all respects:

             b. TERMINATION OF LEASE. By notice to Tenant, Landlord shall have the right to terminate the Lease as of a date specified in the notice of termination and in such case, Tenant's right, including any based on any option to renew, to the , . possession and use of the Premises shall end absolutely as of the termination date; and this Lease shall also terminate in all respects except for the provisions hereof regarding Landlord's damages and Tenant's liabilities arising prior to, out of and following the Event of Default and the ensuing termination.

             Following such termination (as well as upon any other termination of this Lease by expiration of the term or otherwise) Landlord immediately shall have the right to recover possession of the Premises; and to that end, Landlord may enter the Premises and take possession, without the necessity of giving Tenant any notice to quit or any other further notice, with or without legal process or proceedings, and in so doing Landlord may remove Tenant's property (including any improvements or additions to the Premises which Tenant made, unless made with Landlord's consent which expressly permitted Tenant to not remove the same upon expiration of the
             Term), as well as the property of others as may be in the Premises, and place in storage thereof in such manner as Landlord may deem to be commercially reasonable and necessary under the circumstances.

             c. TENANT'S CONTINUING OBLIGATIONS - LANDLORD'S RELETTING RIGHTS.

                (1) Unless and until Landlord shall have terminated this Lease under Sub- paragraph b. above, Tenant shall remain fully liable and responsible to perform all of the covenants and to observe all the conditions of this Lease throughout the remainder of the Rental Term; and, in addition, Tenant shall pay to Landlord, upon demand and as Additional Rent, the total sum of all costs, losses, and expenses, including reasonable counsel fees, as Landlord incurs, directly or indirectly, because of any Event of Default having occurred.

                (2) If Landlord either terminates Tenant's right to possession without terminating this Lease or terminates this Lease and Tenant's leasehold estate as above provided, Landlord shall have the unrestricted right to relet the Premises or any part(s) thereof to such tenant(s) on such provisions and for such period(s) as Landlord may deem appropriate. It is understood that Landlord shall have no obligation to have the Premises available for reletting or otherwise endeavor to relet so long as Landlord (or any related entity) has other comparable vacant space or property available for leasing to others in the complex of which the Building is a part; and that notwithstanding nonavailability of other space or property, Landlord's obligations to mitigate damages shall be limited to such efforts as Landlord, in its sole reasonable judgment, deems appropriate.

             d. LANDLORD'S DAMAGES.

                (1) The damages which Landlord shall be entitled to recover from Tenant shall be the sum of:

                    (a) all Rental Amount(s) and Additional Rent accrued and
                unpaid as of the termination date; and

                    (b) (i) all reasonable costs and expenses incurred by
                Landlord in recovering possession of the Premises, including removal therefrom and storage of Tenant's property, improvements and alterations, (ii) the costs and expenses of restoring the Premises to the condition in which the same were to have been surrendered by Tenant as of the expiration of the Rental Term,
                (iii) the costs of reletting including brokerage fees based on the remaining term of the Lease and reasonable counsel fees; and

             LESS (deducting from the total determined under subparagraphs (a), (b), and all Rental Amount(s) and all other Additional Rent to the extent determinable as aforesaid, (to the extent that like charges would have been payable by Tenant) which Landlord receives from other Tenant(s) by reason of the leasing of the Premises or part thereof during or attributable to any period falling within the otherwise remainder of the Rental Term.

                (2) The actual sums payable by Tenant under the preceding provisions of this Sub-paragraph (d) shall be payable on demand from time to time as the amounts are determined; and if, from Landlord's subsequent receipt of the Rental Amount(s) as aforesaid from reletting, there be any excess payment(s) by Tenant by reason of the crediting of such Rental Amount(s) and/or Additional Rent thereafter received, the excess payment(s) shall be refunded by Landlord to Tenant, without interest.

             e. INTEREST ON DAMAGE ACCOUNTS. Any sums payable by Tenant hereunder, which are not paid after the same shall be due, shall bear interest from that day until paid at the rate of two percent (2%) over the then "Prime Rate" announced or being charged by the Chase Manhattan Bank, N.A. for ninety (90) day unsecured loans to major corporate borrowers (unless such rate be usurious as applied to Tenant, in which case the highest permitted legal rate shall apply).

             f. LANDLORD'S STATUTORY RIGHTS. Landlord shall have all rights and remedies now or hereafter existing at law with respect to the enforcement of Tenant's obligations hereunder and the recovery of the Premises, including, without limitation, those set forth in Florida Statute 83.08 and Florida Statute 51.011, and all amendments, modifications and substitutions thereof hereafter enacted. No right or remedy herein conferred upon or reserved to Landlord shall be exclusive of any other right or remedy, but shall be cumulative and in addition to all other rights and remedies given hereunder or now or hereafter existing at law. Landlord shall be entitled to injunctive relief in case of the violation, of any covenant, agreement, conditions or provision of this Lease, or to a decree compelling performance of any covenant, agreement, condition or provision of this Lease.

             g. REMEDIES NOT LIMITED. Nothing herein contained shall limit or prejudice the right of Landlord to exercise any or all rights and remedies available to Landlord by reason of default or to prove for and obtain in proceedings under any bankruptcy or insolvency laws, an amount equal to the maximum allowance by any law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damage referred to above.

             h. NO WAIVER BY LANDLORD. No delay or forbearance by Landlord in exercising any right or remedy hereunder, or Landlord's undertaking or performing any act or matter which is not expressly required to be undertaken by Landlord shall be construed, respectively, to be a waiver of Landlord's rights or to represent any agreement by Landlord to undertake or perform such act or matter thereafter. Waiver by Landlord of any breach by Tenant of any covenant or condition herein contained (which waiver shall be effective only if so expressed in writing by Landlord) or failure by the Landlord to exercise any right or remedy in respect of any such breach shall not constitute a waiver or relinquishment for the future of Landlord's right to have any such covenant or condition duly performed or observed by Tenant, or of Landlord's rights arising because of any subsequent breach of any such covenant or condition nor bar any right or remedy of Landlord in respect of such breach or any subsequent breach. Landlord's receipt and acceptance of any payment from Tenant which is tendered not in conformity with the provision of this Lease or following an Event of Default (regardless of any endorsement or notation on any check or any statement in any letter accompanying any payment) shall not operate as an accord and satisfaction or a waiver of the right of Landlord to recover any payments then owing by Tenant which are not paid in full, or act as a bar to the termination of this Lease and the recovery of the Premises because of Tenant's previous uncured default.

         34. NOTICES. All notices, certifications and requests hereunder by either party hereto to the other shall be in writing hand-delivered, or sent by registered or certified mail with return receipt requested, to Landlord at Landlord's address aforesaid and to Tenant at the Premises or at Tenant's address aforesaid. Either party, on ten (10) days' notice to the other, may designate a different address to which notices, certifications or requests to that party shall be delivered or addressed.

         35. BROKERS. Tenant represents and warrants to Landlord that Tenant has had no dealings, negotiations or consultations with respect to the Premises or this transaction with any broker or finder other than the Broker, if any, identified in Paragraph 10 herein; and that otherwise no broker or finder called the Premises to Tenant's attention for Lease or took any part in any dealings, negotiations or consultations with respect to the Premises or this Lease. Tenant agrees to indemnify and hold Landlord harmless from and against all liability, cost and expense, including attorney's fees and court costs, arising out of any misrepresentation of breach of warranty by Tenant under this Paragraph 35.

         36. APPLICABLE LAW. This Lease and the rights and obligations of both parties hereto hereunder shall be governed by the laws of the State of Florida.

         37. SIGNS. Except for signs which are located wholly within the interior of the Premises and which are not visible from the exterior of the Building, and those outlined in Exhibit C, no signs shall be placed, erected or maintained at any place upon the Premises or the Building without prior written consent of Landlord except for the single standard exterior sign provided by Landlord, which consent shall not be unreasonably withheld.

         38. WASTE. Tenant shall not commit, or suffer any waste upon the Premises or the Building, or any nuisance, or any other act or thing which may disturb the quiet enjoyment of any other tenant in the Building or Project of which the Building is a part.

         39. GENDER. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.

         41. CAPTIONS. The captions contained in this Lease are for the convenience of reference only, and in no way limit or enlarge the terms and conditions of this Lease.

         42. NO PARTNERSHIP. Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between the parties hereto other than that of Landlord and Tenant.

         43. ENTIRE AGREEMENT. This Lease, together with the Exhibits attached hereto, contains and embodies the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained in this Lease and the Exhibits, shall be of any force or effect. This Lease may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing duly signed by both parties hereto.

         44. SUBSTITUTION SPACE.

             (d) If Landlord offers to relocate tenant and tenant accepts, Landlord shall reimburse Tenant for Tenant's reasonable out-of-pocket expenses for moving Tenant's furniture, equipment, supplies and telephones and telephone equipment from the present Premises to the Substitution Space and for reprinting Tenant's stationery in the same quality and quantity of Tenant's stationery supply on hand immediately prior to Landlord's notice to Tenant of the exercise of this relocation right.

         45. MISCELLANEOUS.

             (a) Any approval by Landlord or Landlord's architects and/or engineers of any of Tenant's drawings, plans and specifications which are prepared in connection with any construction of improvements in the Premises shall not in any way be construed or operate to bind Landlord or to constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such drawings, plans and specifications, or the improvements to which they relate, for any use, purpose, or condition, but such approval shall merely be the consent of Owner as may be required hereunder in connection with construction of Tenant's improvements in the leased Premises in accordance with such drawings, plans and specifications.

             (b) There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the leased Premises or any part thereof by reason of the fact that the same person may acquire or hold, directly or indirectly, this Lease or the leasehold estate hereby created or any interest in this Lease or in such leasehold estate as well as the fee estate in the leasehold Premises or any interest in such fee estate.

             (c) Neither Landlord nor Landlord's agents or brokers have made any representations or promises with respect to the Premises, the Building or the Land except as herein expressly set forth and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease.

             (d) The submission of this Lease to Tenant shall not be construed as an offer, nor shall Tenant have any rights with respect thereto unless and until Landlord shall, or shall cause its managing agent to, execute a copy of this Lease and deliver the same to Tenant.

             (e) If Tenant signs as a corporation, (each of) the person(s) executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing corporation, qualified to do business in the State of Florida, that the corporation has the full right and authority to enter into this Lease, and that (each and both of) the person(s) signing on behalf of the corporation is (are) authorized to do so.

         46. EXHIBITS AND ATTACHMENTS. All Exhibits, attachments, riders and addenda referred to in this Lease are incorporated into this Lease and made a part hereof for all intents and purposes.

         47. SPECIAL PROVISIONS. Special provisions of this Lease designated as Addendum "A" attached hereto are incorporated into this Lease and made a part hereof for all intents and purposes.

         IN WITNESS WHEREOF, the parties hereto have executed the Lease as of the day and year first above written.

Signed, sealed and delivered in the        LANDLORD: LINPRO DELRAY COMMERCE
presence of:                                         CENTRE LIMITED PARTNERSHIP

                                           By: /s/ [ILLEGIBLE]
------------------------------------          ----------------------------------

------------------------------------       Title: General Partner


                                           TENANT: JRB ENTERPRISES, INC., D/B/A
presence of:                                       SILK, SILK, SILK

/s/ JUDITH S. FRIEDSTOR                    By: /s/ [ILLEGIBLE]
------------------------------------          ----------------------------------

------------------------------------       Title: President & CEO
                                           By: 7/30/91
                                           Title:
                                           Corporate Seal (if applicable)

                                  ADDENDUM "A"

                                  TO THE LEASE
                               DATED July 15, 1991

                                 BY AND BETWEEN
         LINPRO DELRAY COMMERCE CENTRE LIMITED PARTNERSHIP ("LANDLORD")

                                       AND

                        JRB ENTERPRISES, INC. ("TENANT")

         1. RENTAL AMOUNT. Rental Amount is calculated as $4.82 psf rate x 10,674 sf. The total area of 10,674 sf is approximated by adding the existing Suite #102 area of 4,857 sf to an approximated warehouse expansion of 5,817 sf. When final plans for the 5,817 sf warehouse expansion are completed, they will be made a part of this Lease per Exhibit C. The square footage per final plans will be used to adjust the approximated Rental Rate to Actual.

         2. ESCALATIONS. Base Rental Amount specified in Paragraph (5) of the Lease Agreement will increase six percent (6%) per annum beginning in month thirteen (13) of the initial Rental Term for the entire Term.

         3. OPTION TO RENEW. Provided Tenant is not then in default, Tenant shall have two (2) five (5) year Options to Renew at market rents to be mutually agreed upon within one hundred eighty (180) days prior to Initial Lease expiration or any subsequent extension thereof.

         4. NOTICE TO VACATE OR RENEW. With respect to the Option to Renew set forth above in Paragraph (5) above, Tenant shall provide Landlord with one hundred eighty (180) days prior written notice of intent to vacate or of intent to renew as of the end of the Rental Term or any extension thereof and such notice shall be sufficient to bind the parties to such vacation or renewal as of the end of the Rental Term or any extension thereof.

         5. RENTAL ABATEMENT. Landlord agrees to allow Tenant a monthly Rental Amount abatement for the initial five (5) months of the Rental Term. However, this abatement does not apply to Estimated Operating Expenses.

                                 EXHIBIT A

                             LEGAL DESCRIPTION

         A Tract of land lying in the East half (E1/2) of the Northeast Quarter (NE1/4) of Section 19, Township 46/degrees/ South, Range 43/degrees/ East, lying West of the West right of way line of Seaboard Airline Railroad and more particularly described as follows:

Commence at the Quarter corner in the East line of Section 19, Township 46/degrees/ South, Range 43/degrees/ East, Palm Beach County, Florida; thence Westerly along the centerline of said Section 19, a distance of 991.27 feet; thence Northerly, parallel to the West right of way line of Seaboard Airline Railroad, a distance of 55.0 feet to the Point of Beginning; thence continue Northerly along the preceding course a distance of 1125 feet; thence Easterly, parallel to said centerline of Section 19, a distance of 425.0 feet to a point in the Westerly right of way line of the Seaboard Airline Railroad; thence Southerly, along said West right of way line, a distance of 1125 feet; thence Westerly, parallel to and 55.0 feet North (measured at right angles) of the centerline of said Section 19, a distance of 425.00 feet to the Point of Beginning.

LESS the West 46/degrees/ thereof, LESS the external area formed by a curve, concave to the Northeast and having a radius of 25 feet at the intersection of the North right of way line of S.W. 10th Street and the present East right of way line of Congress Avenue, and less the North 345 feet thereof.

                                     EXHIBIT "B"

SITE PLAN

                                EXHIBIT "C"

         Tenant Improvement construction plans and outline specifications to be attached upon completion by Architect. Notwithstanding the foregoing, Tenant Improvements to be provided by Landlord are limited to the following:

1. Approximately 5,817 sf warehouse expansion per Exhibit "B" to include two (2) bathrooms, warehouse lighting and electric, turbine roof ventilators, demising wall separating suites #107 and #108 from warehouse expansion area, installation of dock-high loading door, and black- out of storefronts either by window tint or other method.

2. Modifications to 4,857 sf, Suite #102 to include demising wall cut-throughs to be specified by Tenant, removal of interior partition on north side of reception area, interior touch-up and cleaning and new insert for lighted sign above Suite 102 door.

3. Landlord hereby grants to Tenant, subject to proper permitting, the following signage:

         a) A double slated sign on I-95 reader board, top positioning only, at Landlord's expense;

         b) A single slated sign on Congress Avenue, top positioning only, at Landlord's expense;

         c) An illuminated box sign, for Tenant's showroom and facing Congress Avenue (replacing Linpro sign), at Landlord's expense;

         d) Channel letter signage, consistent in size and color, with signage used through the project (facing Congress Avenue) at Tenant's expense, as approved by the City of Delray Beach;

         e) A non-flashing neon "OPEN" sign, not to exceed 10" x 30", to be located in front window of Tenant's showroom, at Tenant's expense, as approved by the City of Delray Beach.

                                   EXHIBIT "D"

                          BUILDING RULES AND REGULATIONS

         The following rules and regulations shall apply, where applicable, to the Premises, the Building, the Land situated beneath the Building and the appurtenances thereto;

         1. Sidewalks, doorways, vestibules, halls elevators, stairways and other similar areas shall not be obstructed by any tenant or such tenant's agents, employees or invitees or used by any tenant or such tenant's agents, employees or invitees for any purposes other than ingress and egress to and from the leased premises and for going from one to another part of the Building.

         2. The sashes, sash doors, sky lights, windows and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by any tenant, nor shall any bottles, parcels or other articles be placed upon window ledges.

         3. Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed therein. Only standard toilet tissue may be flushed in commodes. Damage resulting to any such fixtures or appliances from misuse by a tenant or such tenant's agents, employees or invitees, shall be paid by such tenant, and Landlord shall not in any case be responsible therefor.

         4. No signs, showcase, advertisements, notices or other lettering shall be exhibited, inscribed, painted or affixed on or to any windows or doors or other part of the Building except of such color, size and style and in such places as shall be first approved in writing by Landlord. No wiring, nails, hooks or screws shall be driven or inserted in any part of the exterior of the Building except by the Building maintenance personnel, nor shall any part of the Building be defaced by tenants. No curtains or other window treatments shall be placed between the glass and the Building interior or standard window treatments, if any. In the event of violation by any tenant, Landlord may correct the same without any liability therefore and may charge the reasonable cost thereof to tenant.

         5. Landlord will provide and maintain an alphabetical directory board for all tenants in the first floor (main lobby) of the Building and/or elsewhere proximate to the Building site and no other directory shall be permitted unless previously consented to by Landlord in writing.

         6. Landlord shall provide all locks not already provided for in Exhibit "C", for the entry door(s) to each tenant's leased premises, at the cost of such tenant, and no tenant shall place any additional lock or locks on any door in its leased area without Landlord's prior written consent. A reasonable number of keys (2) to the locks on the doors to each tenant's leased premises shall be furnished by Landlord to each tenant, at the cost of such tenant, and the tenants shall not have any duplicate keys made, except for Tenant's employees. Each tenant upon the termination of tenancy must restore to Landlord all keys for all doors and restrooms whether furnished by Landlord or otherwise procured by tenant.

         7. With respect to work being performed by tenants in any leased premises with the approval of Landlord, all tenants will refer all contractors, contractors' representatives and installation technicians rendering any service to them to Landlord for Landlord's supervision, approval and control before the performance of any contractual services. This provision shall apply to all work performed in the Building including, but not limited to, installations of telephones, telegraph equipment, electrical and plumbing devices and attachments, doors, entranceways, and any and all installations of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment and any other physical portion of the Building.

         8. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which requires use of elevators or stairways, or movement through the Building entrances or lobby shall be restricted to such hours as Landlord shall designate. All such movement shall be under the supervision of Landlord and in the manner agreed between the tenants and Landlord by prearrangement before performance.

Any weighted material to be placed in any elevator shall not exceed the lifting capacity of the elevator. Such prearrangement initiated by a tenant will include determination by Landlord, and subject to its decision and control, as to the time, method, and routing of movement and as to limitations for safety or any other concern including the prohibiting of any article, equipment or any other item from being brought into the Building. The tenants are to assume all risks as to the damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for a tenant from the time of entering the property to completion of work; and Landlord shall not be liable for acts of any person engaged in, or any damage or loss to any of said property or persons resulting from any act in connection with such service performed for a tenant.

         9. Landlord shall have the power to prescribe the weight and position of safes and other heavy equipment or items, which shall in all cases, to distribute weight, stand on supporting devices approved by Landlord so as not to exceed the designed structural capacity of the floors and their supporting members. All damages to the Building caused by the installation or removal of any property of a tenant, or caused by a tenant's property while in the Building, shall be repaired at the expense of such tenant.

         10. A tenant shall notify the Building Manager when safes or other heavy equipment are to be taken in or out of the Building, and the moving shall be done under the supervision of the Building Manager, after written permission from Landlord. Persons employed to move such property must be acceptable to Landlord.

         11. Corridor doors, when not in use, shall be kept closed.

         12. Each tenant shall cooperate with Landlord's employees in keeping it's leased premises neat and clean.

         13. Landlord shall be in no way responsible to the tenants, their agents, employees, or invitees for any loss of property from the leased premises or public areas or for any damages to any property thereon from any cause whatsoever.

         14. To insure orderly operation of the Building, Landlord shall have the right to regulate and direct automobile parking in the public areas so designated.

         15. Should a tenant require telegraphic, telephonic, annunciator or other communication service, Landlord in consultation with his electrical consultant will direct the electrician where and how wires are to be introduced and placed and none shall be introduced or placed except as Landlord shall direct. Electric current shall not be used for power or heating without Landlord's prior written permission.

         16. With the exception of a microwave, No cooking shall be done or permitted in or about the Premises. However, tenants may provide for coffee, tea, soft-drinks, etc. for benefit of tenant, employees, agents and/or invitees. Refrigerators are permitted. Tenants shall not make or permit any improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them nor with respect to any neighboring buildings or premises. No tenant shall throw anything out of the doors, windows or skylights nor down any passageways nor stairwells.

         17. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds, fish or animals of any kind whatsoever shall be brought into or kept in, on or about any tenant's leased premises.

         18. With the exception of small equipment necessary to this operation of Tenant's existing business, No machinery of any kind shall be operated by any tenant on its leased area without the prior written consent of Landlord, nor shall any tenant use or keep in the Building any flammable or explosive fluid or substance without the prior written consent of Landlord.

         19. No portion of any tenant's leased premises shall at any time be used or occupied as sleeping or lodging quarters.

         20. Landlord reserves the right to rescind any of these rules and regulations and to make such other and further reasonable rules and regulations as in its judgement shall from time to time be necessary for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees and invitees, which rules and regulations, when made and written notice thereof is given to tenant, shall be binding upon it in like manner as if originally herein prescribed.

         21. Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant's lease premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

         22. Landlord will not be responsible to any tenant for the nonobservance or violation of any of these rules and regulations by any other tenants.

         23. Landlord reserves the right to exclude from the Building between the hours of 8:00 p.m. and 8:00 a.m., all persons who do not present a pass to the Building signed by the appropriate tenant or who otherwise cannot furnish satisfactory identification or who, in Landlord's reasonable judgment should be denied access.

         24. No bicycles, mopeds, motorcycles, or other vehicles of any kind shall be brought into or kept in, or about the Building except in those locations, if any, specifically designated by Landlord for same.

         25. Canvassing, soliciting and peddling in the Building are strictly prohibited for the protection and convenience of all tenants, each of whom shall cooperate to prevent the same.

         26. Landlord hereby reserves to itself any and all rights not granted to a tenant hereunder, including, but not limited to, the following rights which are preserved to Landlord for its purpose in operating the Building and the premises:

             (a) the exclusive right to the use of the name of the Building for all purposes, except that a tenant may use the name as its business address and for no other purpose;

             (b) the right to change the name of the Building at any time and from time to time, without incurring any liability to a tenant for so doing;

             (c) the right to install and maintain a sign or signs on the exterior of the Building and/or anywhere in the Building Area, so long as such acts do not diminish Tenant's ability to do business;

             (e) the right to grant to anyone the right to conduct any particular business or undertaking in the Building or Building Area, except that, in accordance with the respective Lease with the party herein referenced, Landlord shall not rent any space, Further, Landlord shall notlease space during the time period extending from October 1, 1991 through September 30, 1996, within the project to any company, other than JRB Enterprises, Inc., whose primary business is the assembly, wholesale and retail sale orlease of live, preserved, or artificial plants, trees,flowers, foliage and uses related thereto, including containers therefor (i.e. baskets, ceramics, brass containers), provided Tenant is not in default.

                          FIRST AMENDMENT TO THE LEASE

THIS FIRST AMENDMENT TO THE LEASE ("First Amendment") dated July 15, 1991 is between Linpro Delray Commerce Centre Limited Partnership, which was assigned to Nathan Delray, J.V., ("Landlord") and JRB Enterprises, Inc. d/b/a/ Silk, Silk, Silk (Tenant").

                                    RECITALS

A. Landlord and Tenant entered into that certain Lease ("Lease"), on July 15, 1991 for that certain space known as Suite 102 in that industrial complex known as Delray Commerce Centre ("Commercial Center"), and

B. Landlord and Tenant now desire to amend the Lease Agreement as provided in this First Amendment.

                                    AGREEMENT

NOW THEREFORE, in consideration of the sum of Ten Dollars ($10.00) by each party in hand paid to the other, the receipt and sufficiency whereof is hereby expressly acknowledged by each party to the other, the terms and conditions hereof, and other good and valuable consideration, it is agreed as follows:

1. Tenant agrees to lease an additional 9,333 square feet, subject to architectural verification, known as Suite 101, 102, 108 and a portion of 107, 955 S. Congress Avenue, Building B. Delray Beach, Florida (site plan attached as Exhibit "B"). Lease shall commence on the 1st day of May, 1995 and end on midnight on the 30th day of April, 1998, which is a total of 36 months. Landlord will use best effort to receive the Certificate of Occupancy on or before June 1, 1995. Landlord will also advise Tenant as to progress of Tenant Improvements.

2. The Base Rental amount for the additional space of 9,333 square feet is as follows:

                  AMOUNT PER SQ. FT.      TOTAL BASE RENT
    Year 1            $5.50/SF              $51,331.50
    Year 2            $5.83/SF              $54,411.39
    Year 3            $6.18/SF              $57,677.94

   The Tenant shall not commence to pay base rent on the additional space until sixty (60) days after the certificate of occupancy is issued. Tenant shall pay additional rent to the Landlord during the sixty (60) day period of free rent.

   The Tenant has tendered a deposit in the amount of $12,366.22 to the Landlord which is composed of the first month's rent in the amount of $6,183.11 and security deposit in the amount of $6,183.11 for the additional space.

3. Operating expenses which include common area maintenance, real estate taxes and insurance charges are estimated at two ($2.00) dollars per square foot for 1995, in addition to the base rent and will be budget thereafter. Notwithstanding the above, common area maintenance shall not increase by more than six (6%) percent per year.

4. This amendment shall also amend the rental term and renewal options of the original lease in order that all Lease space shall expire April 30, 1998.

5. Tenant's use of the Premises and rights therein shall be subject to all applicable legally enforceable laws and governmental regulations, including but not limited to obtaining occupational licenses from the City of Delray Beach and Palm Beach County, and to all reasonable requirements of the Premises or the Building of which the Premises are a part. Tenant does not and will not engage in any activity which would involve the uses of the Premises for the storage, use, treatment, transportation or disposal of any chemical, material, or substance which is regulated as toxic or hazardous or exposure to which is prohibited, limited or regulated by any federal, state, county, regional, local or other governmental authority or which, even if not so regulated, may or could pose a hazard to the health and safety of the other tenants and occupants of Landlord's property. Notwithstanding the above, Tenant shall be permitted to conduct its intended business.

   6. Landlord will provide and pay for the following improvements to the new premises, which meet Tenant's requirements:

         Landlord to provide approximately 1,500 square feet (50" front x 30' deep) of open showroom (no partitions) with standard finish which includes carpet, lighting, drop ceiling, and air conditioning to showroom, two restrooms to code with dual (office/warehouse) use. Standard electric service to space, install another shipping bay door of the same size and a ramp to one bay door. Also, to add ramp to current space at 975 S. Congress. Sink and kitchen area to be installed next to bathrooms. Landlord will also provide standard exterior signage.

7. Provided Tenant is not in default of the Lease and or time First Amendment thereto, Tenant shall have two (2) five (5) year options to renew at a rent equal to the rental amount for the year immediately proceeding the option plus a six (6%) percent increase, that wi11 increase by six (6%) percent each and every year. Tenant shall give Landlord notice of their intention to exercise their option, within one hundred eighty (180) days prior to Initial Lease Expiration or any subsequent extension thereof.

8. All other teens and conditions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed the First Amendment To The Lease Agreement on the respective dates indicated below.

Signed, Sealed and delivered                  LANDLORD:
in the presence of:                           NATHAN PROPERTIES, INC. &
                                              PROPERTIES OF DELRAY, INC.
                                              d/b/a NATHAN DELRAY, INC.

/s/ [ILLEGIBLE]                               By: /s/ BRUCE SCHREIBER
--------------------------------                 ------------------------------
Witness
/s/ [ILLEGIBLE]                               Name:   Bruce Schreiber
--------------------------------                   ----------------------------
Witness
                                              Title:  Vice President
                                                    ---------------------------

                                              Date:   Feb. 1, 1995
                                                    ---------------------------

                                              TENANT:
                                              JRL ENTERPRISES, INC .
                                              d/b/a SILK, SILK, SILK

/s/ [ILLEGIBLE]                               By: /s/ JOSEPH R. BERGMANN
--------------------------------                 ------------------------------
Witness
/s/ [ILLEGIBLE]                               Name:   Joseph R. Bergmann
--------------------------------                   ----------------------------
Witness
                                              Title:  Pres. & CEO
                                                    ---------------------------

                                              Date:   2/1/95
                                                    ---------------------------

                                   EXHIBIT "B"

Site Plan

                      SECOND AMENDMENT TO LEASE AGREEMENT

   THIS SECOND AMENDMENT TO THE LEASE AGREEMENT originally dated July 15, 1991 is between Linpro Delray Commerce Centre Limited Partnership, which was assigned to Nathan Properties, Inc., and Properties of Delray, Inc. d/b/a Nathan Delray, J.V. ("Landlord") and JRB Enterprises, Inc., d/lo/a Silk, Silk, Silk ("Tenant").

                                    RECITALS

   A. Landlord and Tenant entered into that certain Lease ("Lease") on July 15, 1991 for that certain space known as Suite 102 at 975 South Congress Avenue, Building A and that First Amendment to the Lease dated February 1, 1995 added additional space known as Suites 101, 102, 108 and a portion of 107 at 955 South Congress Avenue, Building B and in that industrial complex known as Delray Commercial Centre ("Commercial Center").

   B. Landlord and Tenant now desire to amend the Lease Agreement as provided in this Second Amendment.

                                    AGREEMENT

   NOW THEREFORE, in consideration of the sum of Ten Dollars ($10.00) by each party in hand paid to the other, the receipt and sufficiency whereof is hereby expressly acknowledged by each party to the other, the terms and condition hereof, and other good and valuable consideration, it is agreed as follows:

   1. Landlord and Tenant hereby agree to extend the Lease which shall expire on April 30, 1998 for a Period of three (3) years commencing on May 1, 1998 and ending April 30, 2001.

   2. Landlord and Tenant hereby agree that the Base Rent shall increase three (3%) percent each and every year of the Lease and said increase shall commence on May 1, 1998.

   3. The Base Rent amount for the 10,030 square feet of space located at Suite 102, 975 South Congress Avenue, Building A is Currently $6.84 until April 30, 1998.

   4. The Base Rent amount for the 9,550 square feet of space located at Suites 101, 102, 108 and a portion of 107 at 955 South Congress Avenue, Building B is currently $6.18 until April 30, 1998.

   5. Operating expenses which include common area maintenance, real estate taxes, management fees, and insurance charges are estimated at $2.52 per square foot for 1997/1998, in addition to the Base Rent and will be by budget thereafter. Common area maintenance, exclusive of insurance, real estate taxes, and the management fee shall not increase by more than six (6%) percent per year.

   6. Sales tax will be added to each month's Base Rent plus operating expenses charges.

   7. Landlord hereby grants the Tenant an option to lease the space at Suites 110, 11:, 116 117 and a portion of Suites 109 and 114 located at 955 South Congress, Building B upon the current Tenant vacating the premises and is subject to and contingent upon the Tenant not being in default of any terms and conditions of the Lease or Amendment thereto. If the space becomes available and the Tenant exercises its option to lease same then Tenant will have the option of vacating its space Suite 102 located at 975 South Congress Avenue, Building
A. Tenant shall pay the same per square foot Base rent for the new space as it is currently (at the time the option is exercised) paying on the space they have the option to vacate. Tenant shall have ten (10) days from Landlord's written notice to decide to lease said space. In the event the option is not exercised with the ten (10) days, the option is null and void.

   8. Landlord hereby grants the Tenant an option to lease the Suite 109 located at 955 South Congress, Building B upon the current tenant vacating the premises and is subject to and contingent upon the Tenant not being in default of any terms and conditions of the Lease or Amendment thereto. Tenant shall have ten
(l0) days from Landlord's written notice to decide to lease said space. In the event the option is not exercised with the ten (10) days, the option is null and void.

   9. All other terms and conditions of the Lease Agreement shall remain in full force and effect.

   IN WITNESS WHEREOF, the parties have executed this Lease Amendment on the respective dates indicated below.

WITNESS                              LANDLORD: NATHAN DELRAY, J.V.

/s/ [ILLEGIBLE]                      BY: /s/ BRUCE SCHREIBER
--------------------------------        ------------------------------
                                        Bruce Schreiber, Vice President of
                                        Nathan Properties, Inc., Joint Venturer

/s/ [ILLEGIBLE]                      DATE: Sept. 10/98.
--------------------------------          ----------------------------

WITNESS                              TENANT: JRB ENTERPRISES, INC.
                                     D/B/A SILK, SILK, SILK

/s/ [ILLEGIBLE]                      BY: /s/ JOSEPH R. BERGMANN
--------------------------------        ------------------------------

                                     NAME: JOSEPH R. BERGMANN
--------------------------------          ----------------------------

                                     TITLE:  Pres. & CEO
                                           ---------------------------

                                     DATE:
                                           ---------------------------